As filed with the Securities and Exchange Commission on March 19, 2007
Registration No. 333-141069

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0627421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(240) 912-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code
of Registrant’s Principal Executive Offices)

Ronald W. Pickett
Chief Executive Officer
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and Address, Including Zip Code, of Agent for Service)

(240) 912-1800
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

PROSPECTUS

TELKONET, INC.

6,600,000 Shares

Common Stock

This prospectus covers 6,600,000 shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus. We will bear the costs relating to the registration of the shares of our common stock, which we estimate to be approximately $24,956.

The selling stockholders may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under “PLAN OF DISTRIBUTION.” The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “TKO.” On March 15, 2007, the last reported sale price of our common stock was $2.80.

Investing in shares of our common stock involves risks. See “RISK FACTORS” beginning on page 4 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. The selling stockholders named in this prospectus are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

The date of this prospectus is March 19, 2007.

TABLE OF CONTENTS

THE COMPANY	1
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	11
EXPERTS	12
LEGAL MATTERS	12
INFORMATION INCORPORATED BY REFERENCE	12
WHERE YOU CAN FIND MORE INFORMATION	13
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	14

THE COMPANY

This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “Telkonet,” the “company,” “we,” “us,” and “our” refer to Telkonet, Inc.

Overview

The Company was formed in 1999 to develop products for use in the powerline communications (PLC) industry. PLC products use existing electrical wiring in commercial and residential buildings to carry high speed data communications signals, including the Internet. Since its formation, the Company has focused on development and marketing of its PLC technology.  Following the acquisition of Microwave Satellite Technologies (MST) in January 2006, the Company began offering complete sales, installation, and service of VSAT and business television networks, and became a full-service national Internet Service Provider (ISP). The acquisition of the MST business enabled the Company to begin offering a complete "triple-play" solution to subscribers of HDTV, VolP telephony and NuVision Broadband Internet access, in commercial multi-dwelling units and hotels.

Our powerline communications technology, the “Telkonet iWire SystemTM” product suite (formerly referred to as the PlugPlus™ product suite), consists of four primary components, the Gateway, the eXtender, the Coupler and the iBridge. The Gateway, the hub of the Telkonet iWire SystemTM, is a modular, self-contained unit that accepts data from an existing network on one port and distributes it via a second port. The Gateway integrates a communications processor that runs a series of proprietary applications under Linux. The signal generated by the Gateway can be directly coupled into low voltage wiring via the Coupler, which interfaces directly between the Gateway and the building’s electrical panel. Multi-panel buildings typically require multiple Couplers, which are connected to the Gateway via inexpensive coaxial cable and concentrated using standard radio frequency splitters. A suite of software applications running on the Gateway can perform communications functions or system management functions. The iBridge serves as the user’s network access device and connects to a user’s personal computer through a standard Ethernet cable. The iBridge’s AC line cord serves as its power source as well as its network interface. The eXtenderTM is used to extend the reach of the Gateway in larger buildings or campus environments.

The Telkonet iWire SystemTM product suite delivers data to the user at speeds in excess of 7 Mega bits per second (Mbps), with burst speeds of 12.6 Mbps. The Telkonet iWire SystemTM product suite is installed by connecting an incoming broadband signal (DSL, TL, satellite or cable modem) into the Gateway and connecting the Gateway to the building’s electrical panel using one or more Couplers. Once installed, the Gateway distributes the high-speed Internet signal throughout the entire existing network of electrical wires within the building. The user may access a high-speed Internet signal by plugging the iBridge into any electrical outlet and connecting a personal computer to the iBridge using the computer’s built-in Ethernet port. Multiple personal computers connected to the iBridgeTM can communicate with one another and can share a single broadband resource via the Gateway.

We are a member of the HomePlug™ Powerline Alliance, an industry trade group that engages in marketing and educational initiatives, and sets standards and specifications for products in the powerline communications industry.

We are a Utah corporation and our principal executive offices are located at 20374 Seneca Meadows Parkway, Germantown, Maryland 20876.

Business History

In January 2002, we announced that we had shifted our management emphasis from research and development to product sales and marketing in order to move our initial proprietary products into the commercial market. In January 2002, the Board of Directors, Founders and executive management of the Company also reassessed the Company’s capital structure. In order to attract additional management and marketing expertise, and to raise the necessary capital for manufacturing, sales, and marketing, the Board of Directors approved a plan authorizing the repurchase of certain shares of, and options to purchase, Telkonet common stock held by each of David Grimes, L. Peter Larson and Stephen Sadle who, at the time of the stock repurchase, each owned in excess of five percent of the issued and outstanding capital stock and were directors and executive officers of Telkonet. The net effect of the recapitalization was to reduce the number of shares of issued and outstanding common stock from approximately 22,100,000 shares to 13,900,000 shares.

In May 2002, we concluded an offering of Series A convertible debentures pursuant to which we raised approximately $1.7 million dollars for working capital purposes. In the fourth quarter of 2002, we announced the successful installation of our Telkonet iWire SystemTM product suite at a historic inn in Augusta, Georgia and installation of a product field trial in Wilmington, North Carolina.

In the first quarter of 2003, we concluded an offering of Series B convertible debentures pursuant to which we raised approximately $2.5 million dollars for working capital purposes. We also executed a strategic alliance agreement with Choice Hotels International (NYSE: CHH), one of the largest hotel franchise companies in the world, pursuant to which we agreed to become a Choice Hotels-endorsed vendor.

In the second quarter of 2003, we concluded an offering of Senior Notes pursuant to which we raised approximately $5,000,000, exclusive of placement costs and fees. The proceeds of the Senior Note offering were designated for working capital purposes.

In January 2004, the Board of Directors determined to permit the Senior Noteholders, for a limited period of time, to convert their Senior Notes into the Company's common stock at a conversion price of $2.10 per share. In connection with this transaction, Senior Noteholders converted Senior Notes having an aggregate principal value of $2,539,000. As of June 30, 2006, the Senior Notes have been paid in full.

In February 2004, we completed a private offering of our common stock resulting in net proceeds of $12.8 million. We sold 6,387,600 shares of our common stock in the private offering. The proceeds of the private placement were designated for working capital purposes.

In October 2005, we announced that we completed a convertible senior debt financing of $20 million. The proceeds of this financing were reserved for general working capital needs. The convertible senior notes were purchased by two institutional investors in the face amount of $10 million each. In connection with this financing, the Company agreed to certain financial covenants in the Note evidencing such indebtedness which required the Company to achieve minimum revenue of $2 million for each fiscal quarter during the term of the Note. The Company failed to meet this financial covenant for the period ended June 30, 2006 and, therefore, was required to pay the noteholders an aggregate accelerated principal payment of $1,000,000 on or before September 1, 2006. Although the Company believes that the failure to meet this covenant did not constitute an event of default under the Senior Convertible Note, one of the noteholders informed the Company that it believed an event of default had occurred.  As a result of this dispute, on August 14, 2006, the Company executed separate settlement agreements with the noteholders. Pursuant to the settlement agreements the Company paid to the noteholders on August 15, 2006 $9,910,392, in the aggregate, plus accrued but unpaid interest of $23,951 and certain premiums specified in the Notes in satisfaction of the amounts then outstanding under the Notes. The Company also issued 862,452 warrants to purchase shares of the Company’s common stock at the exercise price of $2.58 per share. Registration statements covering the shares underlying the warrants, were filed with the Securities and Exchange Commission on Form S-3 on September 29, 2006 and October 13, 2006 and were declared effective on October 16, 2006 and October 24, 2006, respectively. As a result of the execution of the settlement agreements and the payments required thereby, the Company fully believes it repaid and satisfied all of its obligations under the Notes.

Each settlement agreement provides that the number of shares issued to the noteholders shall be adjusted based upon the arithmetic average of the weighted average price of the Company’s common stock on the American Stock Exchange for the twenty trading days immediately following the settlement date.  The Company has concluded that, based upon the weighted average of the Company's common stock between August 16, 2006 and September 13, 2006, the Company is entitled to a refund from the two noteholders.  One of the noteholders has informed the Company that it does not believe such a refund is required.  As a result, the Company has declined to deliver to the noteholders certain stock purchase warrants issued to them pursuant to the settlement agreement pending resolution of this disagreement. One noteholder has alleged that the Company has failed to satisfy its obligations under the settlement agreement by failing to deliver the warrants. In addition, the noteholder maintains that the Company has breached certain provisions of the Registration Rights Agreement (executed simultaneously with the settlement agreement) and, as a result of such breach, such noteholder claims that it is entitled to receive liquidated damages from the Company. As of March 19, 2007, no legal claim has been filed by the Noteholder.

In January 2006, the Company acquired, for $9 million, a 90% interest in Microwave Satellite Technologies (MST), a communications technology company that offers complete sales, installation, and service of Very Small Aperture Terminal (VSAT) and business television networks, and is a full-service national Internet Service Provider (ISP). Following this acquisition the Company began providing a “triple-play” solution to HDTV, VoIP telephony and Internet subscribers. The $9 million purchase price is payable $1.8 million in cash and 1.6 million unregistered shares of the Company’s common stock. With respect to the cash portion of the purchase price, $900,000 was paid at the closing and the remaining $900,000 was paid in February 2007. With respect to the stock portion of the purchase price, 600,000 shares of Telkonet common stock were paid at the closing and in the second quarter 2006 and the remaining 1,000,000 shares are currently held in escrow and shall be released upon the achievement of 3,300 “triple play” subscribers over a three year period. The Company plans to expand MST's existing operations, which currently are concentrated in Manhattan, throughout New York and increase its presence in other major metropolitan cities using the New York system as a template.

On August 31, 2006, the Company completed a private placement of 2.4 million shares of its common stock to Enable Capital Management for gross proceeds of $6.0 million. No underwriting commissions were paid in connection with this transaction. The proceeds of this offering are being used for general working capital needs. In connection with this offering, the Company also issued to this investor warrants to purchase 1.56 million shares of common stock at an exercise price of $4.17 per share. These warrants expire five years from the date of issuance.

On March 9, 2007, the Company acquired substantially all of the assets of Smart Systems International (SSI), a leading provider of energy management products and solutions to customers in the United States and Canada for cash and Company common stock having an aggregate value of $7,000,000. The purchase price was comprised of $875,000 in cash and 2,227,273 shares of the Company’s common stock. The Company is obligated to register the stock portion of the purchase price on or before May 15, 2007 and 1,090,000 shares are being held in an escrow account for a period of one year following the closing from which certain potential indemnification obligations under the purchase agreement may be satisfied. The aggregate number of shares held in escrow is subject to adjustment upward or downward depending upon the trading price of the Company’s common stock during the one year period following the closing date.

On March 15, 2007, the Company acquired 100% of the outstanding membership units of Ethostream, LLC, a network solutions integration company that offers installation, sales and service to the hospitality industry. The Ethostream acquisition will enable Telkonet to provide installation and support for PLC products and third party applications to customers across North America. The purchase price of $11,756,097 was comprised of $2.0 million in cash and 3,459,609 shares of the Company’s common stock. The entire stock portion of the purchase price is being held in escrow to satisfy certain potential indemnification obligations of the sellers under the purchase agreement. The shares held in escrow are distributable over the three years following the closing. The aggregate number of shares issuable to the sellers is subject to downward adjustment in the event the Company’s common stock trades at or above a price of $4.50 per share for twenty consecutive trading days during the one year period following the closing.

Technology

We have applied for patents that cover the unique technology integrated into the Telkonet iWire SystemTM product suite. We also continue to identify, design and develop enhancements to our core technologies that will provide additional functionality, diversification of application and desirability for current and future users of the Telkonet iWire SystemTM product suite.

In January 2003, we received Federal Communications Commission (FCC) approval to market the Telkonet iWire SystemTM product suite. FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. An independent, FCC-certified testing lab has verified that our Gateway complies with the FCC technical requirements for Class A digital devices. No further testing of this device is required and the device may be manufactured and marketed for commercial use.

In March 2005, we received final certification of our Telkonet iWire SystemTM product suite from European Union (EU) authorities, which certification was required before we could sell and permanently install our products in EU countries. As a result of the certification, Telkonet products that will be sold and installed in EU countries will bear the Conformite Europeene (CE) mark, a symbol that demonstrates that the product has met the EU’s regulatory standards and is approved for sale within the EU. We now have satisfied the governmental requirements for product safety and certification in the EU and are free to sell and install the Telkonet iWire SystemTM product suite in the EU.

In June 2005, we received the National Institute of Standards and Technology (NIST) Federal Information Processing Standard (FIPS) 140-2 validation for the Gateway. In July 2005, we received FIPS 140-2 validation for the eXtender and iBridge. The U.S. federal government requires, as a condition to purchasing certain information processing applications, that such applications receive FIPS 140-2 validation. U.S. federal agencies use FIPS 140-2 compliant products for the protection of sensitive information. As a result of the foregoing validations, as of July 2005, all of Telkonet’s powerline carrier products have satisfied all governmental requirements for security certification and are eligible for purchase by the U.S. federal government. In addition to the foregoing, Canadian provincial authorities use FIPS 140-2 compliant products for the protection of sensitive designate information. The Communications-Electronics Security Group (CESG) also has stated that FIPS 140-2 compliant products meet its security criteria for use in data traffic categorized as “Private.” CESG is part of the United Kingdom’s National Technical Authority for Information Assurance, which is a government agency responsible for validating the security of information processing applications for the government of the United Kingdom, financial institutions, healthcare organizations, and international governments, among others.

In December 2005, the United States Patent and Trademark Office issued patent number 6,975,212 titled “Method and Apparatus for Attaching Power Line Communications to Customer Premises” (U.S. Pat. App. No. 10/219, 811). The patent application covers our proprietary Coupler technology, which enables the conversion of electrical outlets into high-speed data ports without costly installation, additional wiring, or significant disruption of business activity. The Coupler is an integral component of the Telkonet iWire SystemTM product suite.

In November 2005, we received the Norma Official Mexicana (NOM) certification, enabling our Telkonet iWire SystemTM product suite to be sold in Mexico. NOM certification is required for our products to be sold in Mexico, and no further certifications are required for us to sell the Telkonet iWire SystemTM product suite in Mexico.

In September 2006, the United States Patent and Trademark Office issued patent number 7,091,831, titled "Method and Apparatus for Attaching Power Line Communications to Customer Premises". The patented technology incorporates a safety disconnect circuit breaker into the Telkonet Coupler, creating a single streamlined unit. In doing so, installation of the Telkonet iWire System(TM) is faster, more efficient, and more economical than with separate disconnect switches, delivering optimal signal quality. The Telkonet Integrated Coupler Breaker patent covers the unique technique used for interfacing and coupling its communication devices onto the three-phase electrical systems that are predominant in commercial buildings.

Private Placement of Common Stock and Warrants to Purchase Common Stock

On February 2, 2007, we completed a private placement of 4.0 million shares of our common stock to Enable Capital Management and Hudson Bay Capital Management, whose affiliates are selling stockholders under this prospectus, for gross proceeds of $10 million. The Company incurred $390,000 in private placement fees in connection with this transaction. The proceeds of this offering will be used for general working capital needs and to assist in funding the Company's strategic initiatives. Telkonet also has issued to the purchasers in the private placement warrants to purchase 2.6 million shares of common stock at an exercise price of $4.17 per share. Additionally, the Company agreed to issue to the placement agent warrants to purchase 79,000 shares of its common stock at an exercise price of $4.17 per share. These warrants expire five years from the date of issuance.

The shares of our common stock sold in the private placement and those issuable pursuant to the warrants are included in the shares being registered for resale by the selling stockholders pursuant to this prospectus. See “SELLING STOCKHOLDERS” beginning on page 9 of this prospectus.

The common stock and warrants issued in the offering were sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder on the basis that the purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

The Company has a history of operating losses and an accumulated deficit and expects to continue to incur losses for the foreseeable future.

Since inception through December 31, 2006, the Company has incurred cumulative losses of $70,424,669 and has never generated enough funds through operations to support its business. Additional capital may be required in order to provide working capital requirements for the next twelve months. The Company’s losses to date have resulted principally from:

•	research and development costs relating to the development of the Telkonet iWire SystemTM product suite;

•	costs and expenses associated with manufacturing, distribution and marketing of the Company’s products;

•	general and administrative costs relating to the Company’s operations; and

•	interest expense related to the Company’s indebtedness.

The Company is currently unprofitable and may never become profitable. Since inception, the Company has funded its research and development activities primarily from private placements of equity and debt securities, a bank loan and short term loans from certain of its executive officers. As a result of its substantial research and development expenditures and limited product revenues, the Company has incurred substantial net losses. The Company’s ability to achieve profitability will depend primarily on its ability to successfully commercialize the Telkonet iWire SystemTM product suite. If the Company is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources on terms acceptable to the Company, this could have a material adverse effect on the Company’s business, results of operations, liquidity and financial condition.

Potential fluctuations in operating results could have a negative effect on the price of the Company’s common stock.

The Company’s operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside the Company’s control, including:

•	the level of use of the Internet;

•	the demand for high-tech goods;

•	the amount and timing of capital expenditures and other costs relating to the expansion of the Company’s operations;

•	price competition or pricing changes in the industry;

•	technical difficulties or system downtime;

•	economic conditions specific to the internet and communications industry; and

•	general economic conditions.

The Company’s quarterly results may also be significantly impacted by certain accounting treatment of acquisitions, financing transactions or other matters. Such accounting treatment could have a material impact on the Company’s results of operations and have a negative impact on the price of the Company’s common stock.

The Company’s directors and executive officers own a substantial percentage of the Company’s issued and outstanding common stock. Their ownership could allow them to exercise significant control over corporate decisions.

As of March 1, 2007, the Company’s officers and directors owned 17.8% of the Company’s issued and outstanding common stock. This means that the Company’s officers and directors, as a group, exercise significant control over matters upon which the Company’s stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions.

Further issuances of equity securities may be dilutive to current stockholders.

Although the funds raised in the Company’s debenture offerings, the note offerings and the private placement of common stock are being used for general working capital purposes, it is likely that the Company will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for the Company’s common stock. Any issuance of additional shares of the Company’s common stock will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

The exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock.

As of December 31, 2006, the Company had outstanding employee options to purchase a total of 8,520,929 shares of common stock at exercise prices ranging from $1.00 to $5.97 per share, with a weighted average exercise price of $2.06. As of December 31, 2006, the Company had outstanding non-employee options to purchase a total of 1,815,937 shares of common stock at an exercise price of $1.00 per share. As of December 31, 2006, the Company had warrants outstanding to purchase a total of 4,557,850 shares of common stock at exercise prices ranging from $2.59 to $4.87 per share, with a weighted average exercise price of $4.20. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

The powerline communications industry is intensely competitive and rapidly evolving.

The Company operates in a highly competitive, quickly changing environment, and the Company’s future success will depend on its ability to develop and introduce new products and product enhancements that achieve broad market acceptance in commercial and governmental sectors. The Company will also need to respond effectively to new product announcements by its competitors by quickly introducing competitive products.

Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to the Company’s reputation and brand; and

•	decline in the average selling price of the Company’s products.

The communication industry is intensely competitive and rapidly evolving.

The Company operates in a highly competitive, quickly changing environment, and our future success will depend on our ability to develop and introduce new services and service enhancements that achieve broad market acceptance in MDU and commercial sectors. The Company will also need to respond effectively to new product announcements by our competitors by quickly introducing competitive products.

Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to our reputation and brand; and

•	decline in the selling price of our products and services.

Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on our ability to obtain additional capital from investors. Larger companies who have been engaged in our industry business for substantially longer periods of time may have access to greater resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If the Company is unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition. Large companies including Direct TV, EchoStar, Time Warner, Cablevision and Verizon are active in our markets in the provision and distribution of communications services and we will also have to compete with such companies.

The Company is not large enough to negotiate cable television programming contracts as favorable as some of our larger competitors.

 Programming costs are generally directly related to the number of subscribers to which the programming is provided, with discounts available to large traditional cable operatores and direct broadcast satallite (DBS) providers based on their high subscriber levels. As a result, larger cable and DBS systems generally pay lower per subscriber programming costs. The Company has attempted to obtain volume discounts from our suppliers. Despite these efforts, we believe that our per subscriber programming costs are significantly higher than large cable operators and DBS providers with which we compete in some of our markets. This may put us at a competitive disadvantage in terms of maintaining our operating results while remaining competitive with prices offered by these providers. In addition, as programming agreements come up for renewal, the Company cannot assure you that we will be able to renew these agreements on comparable or favorable terms. To the extent that we are unable to reach agreement with a programmer on terms that we believe are reasonable, we may be forced to remove programming from our line-up, which could result in a loss of customers.

Government regulation of the Company’s products could impair the Company’s ability to sell such products in certain markets.

FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. Differing technical requirements apply to “Class A” devices intended for use in commercial settings, and “Class B” devices intended for residential use to which more stringent standards apply. An independent, FCC-certified testing lab has verified that the Company’s Telkonet’s iWire SystemTM product suite complies with the FCC technical requirements for Class A and Class B digital devices. No further testing of these devices is required and the devices may be manufactured and marketed for commercial and residential use. Additional devices designed by the Company for commercial and residential use will be subject to the FCC rules for unlicensed digital devices. Moreover, if in the future, the FCC changes its technical requirements for unlicensed digital devices, further testing and/or modifications of devices may be necessary. Failure to comply with any FCC technical requirements could impair the Company’s ability to sell its products in certain markets and could have a negative impact on its business and results of operations.

Products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products obsolete.

The market for powerline communications products is highly competitive. The HomePlug(TM) Powerline Alliance has grown over the past year and now includes many well recognized brands in the networking and communications industries. These include Linksys (a Cisco company), Intel, GE, Motorola, Netgear, Sony and Samsung. With the exception of Motorola, who recently introduced a commercial product, these companies do not presently represent a direct competitive threat to the Company since they only market and sell their products in the residential sector. There can be no assurance that other companies will not develop PLC products that compete with the Company’s products in the future. Some of these potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources. These potential competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, obtain more favorable pricing from suppliers and manufacturers and exert more influence on the sales channel than the Company can. As a result, the Company may not be able to compete successfully with these potential competitors and these potential competitors may develop or market technologies and products that are more widely accepted than those being developed by the Company or that would render the Company’s products obsolete or noncompetitive. The Company anticipates that potential competitors will also intensify their efforts to penetrate the Company’s target markets. These potential competitors may have more advanced technology, more extensive distribution channels, stronger brand names, bigger promotional budgets and larger customer bases than the Company does. These companies could devote more capital resources to develop, manufacture and market competing products than the Company could. If any of these companies are successful in competing against the Company, its sales could decline, its margins could be negatively impacted, and the Company could lose market share, any of which could seriously harm the Company’s business and results of operations.

The failure of the internet to continue as an accepted medium for business commerce could have a negative impact on the Company’s results of operations.

The Company’s long-term viability is substantially dependent upon the continued widespread acceptance and use of the Internet as a medium for business commerce. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental regulation could slow or stop the growth of the Internet as a viable medium for business commerce. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, accessibility and quality of service) remain unresolved and may adversely affect the growth of Internet use or the attractiveness of its use for business commerce. The failure of the necessary infrastructure to further develop in a timely manner or the failure of the Internet to continue to develop rapidly as a valid medium for business would have a negative impact on the Company’s results of operations.

The Company may not be able to obtain patents, which could have a material adverse effect on its business.

The Company’s ability to compete effectively in the powerline technology industry will depend on its success in acquiring suitable patent protection. The Company currently has several patents pending. The Company also intends to file additional patent applications that it deems to be economically beneficial. If the Company is not successful in obtaining patents, it will have limited protection against those who might copy its technology. As a result, the failure to obtain patents could negatively impact the Company’s business and results of operations.

Infringement by third parties on the Company’s proprietary technology and development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business.

The Company’s success depends partly on its ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures the Company has taken to protect its intellectual property, including those integrated to its Telkonet iWire SystemTM product suite, will prevent misappropriation or circumvention. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that the Company’s existing patents, or any patents that may be issued in the future, will provide the Company with significant protection against competitors. Moreover, there can be no assurance that any patents issued to, or licensed by, the Company will not be infringed upon or circumvented by others. Infringement by third parties on the Company’s proprietary technology could negatively impact its business. Moreover, litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in the Company’s favor. The Company also relies to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that the Company can meaningfully protect its rights to such unpatented proprietary technology. Development of substantially equivalent technology by the Company’s competitors could negatively impact its business.

The Company depends on a small team of senior management, and it may have difficulty attracting and retaining additional personnel.

The Company’s future success will depend in large part upon the continued services and performance of senior management and other key personnel. If the Company loses the services of any member of its senior management team, its overall operations could be materially and adversely affected. In addition, the Company’s future success will depend on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. The Company cannot ensure that it will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a negative effect on the Company’s financial condition and results of operations.

Any acquisitions we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

We may seek to expand by acquiring competing businesses in our current or other geographic markets, including as a means to acquire spectrum. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including:

•	failure of the acquired businesses to achieve expected results;

•	diversion of management’s attention and resources to acquisitions;

•	failure to retain key customers or personnel of the acquired businesses;

•	disappointing quality or functionality of acquired equipment and people: and

•	risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting treatment or one-time charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash or debt, or use shares of our common stock to finance future acquisitions could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on our market value which will vary, and liquidity. Using shares of our common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use our common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or additional equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance any acquisitions or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion or redirect resources committed to internal purposes. In addition to requiring funding for acquisitions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to: (i) obtain additional capital on acceptable terms; (ii) use internally generated cash or debt to complete acquisitions because it significantly limits our operational or financial flexibility; or (iii) use shares of our common stock to make future acquisitions, may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers. If these companies fail to perform or experience delays, shortages, or increased demand for their products or services, we may face shortages, increased costs, and may be required to suspend deployment of our products and services.

We depend on a limited number of third party suppliers to provide the components and the equipment required to deliver our solutions. If these providers fail to perform their obligations under our agreements with them or we are unable to renew these agreements, we may be forced to suspend the sale and deployment of our products and services and enrollment of new customers, which would have an adverse effect on our business, prospects, financial condition and operating results.

Our management and operational systems might be inadequate to handle our potential growth.

We may experience growth that could place a significant strain upon our management and operational systems and resources. Failure to manage our growth effectively could have a material adverse effect upon our business, results of operations and financial condition. Our ability to compete effectively as a provider of PLC technology and a provider of digital satellite television and high-speed Internet products and services and to manage future growth will require us to continue to improve our operational systems, organization and financial and management controls, reporting systems and procedures. We may fail to make these improvements effectively. Additionally, our efforts to make these improvements may divert the focus of our personnel. We must integrate our key executives into a cohesive management team to expand our business. If new hires perform poorly, or if we are unsuccessful in hiring, training and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the growth we will need to increase our operational and financial systems, procedures and controls. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may not be able to effectively manage such growth, and failure to do so could have a material adverse effect on our business, financial condition and results of operations

We may be affected if the United States participates in wars or military or other action or by international terrorism.

Involvement in a war or other military action or acts of terrorism may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in (i) delays or cancellations of customer orders, (ii) a general decrease in consumer spending on information technology, (iii) our inability to effectively market and distribute our services or products or (iv) our inability to access capital markets, our business and results of operations could be materially and adversely affected. We are unable to predict whether the involvement in a war or other military action will result in any long-term commercial disruptions or if such involvement or responses will have any long-term material adverse effect on its business, results of operations, or financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference may contain “forward-looking statements,” which represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words “may,” “will,” “expect,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

All net proceeds from the sale of our common stock will go to the selling stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered pursuant to this prospectus by the selling stockholders include shares of common stock purchased by the selling stockholders in the private placement and shares issuable to the selling stockholders upon exercise of the warrants purchased in the private placement. For additional information regarding the issuance of these shares of common stock and warrants, see, “Private Placement of Common Stock and Warrants to Purchase Common Stock” beginning on page 4 of this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock and warrants issued pursuant to the securities purchase agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, assuming exercise of the warrants held by such selling stockholders on that date, without regard to any limitations on such exercise. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.999% of our then outstanding shares of common stock following such exercise. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See, “Plan of Distribution” beginning on page 11 of this prospectus.

		Maximum Number of Shares
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering (1)
Enable Growth Partners LP (2)	6,459,036	3,927,000	2,532,036
Enable Opportunity Partners LP (3)	948,930	462,000	486,930
Pierce Diversified Strategy Master Fund LLC, Ena (4)	458,234	231,000	227,234
Hudson Bay Fund LP(5)	930,600	930,600	0
Hudson Bay Overseas Fund Ltd. (6)	1,049,400	1,049,400	0

(1)	Assumes that all of the shares being offered under this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

(2)
Brendan O’Neil, portfolio manager for Enable Growth, and Mitch Levine, managing partner of Enable Growth, share voting and dispositive power of the securities held by Enable Growth. Messrs. O’Neil and Levine disclaim beneficial ownership of the securities held by Enable Growth.

(3)
Brendan O’Neil, portfolio manager for Enable Opportunity, and Mitch Levine, managing partner of Enable Opportunity, share voting and dispositive power of the securities held by Enable Opportunity. Messrs. O’Neil and Levine disclaim beneficial ownership of the securities held by Enable Opportunity.

(4)
Brendan O’Neil, portfolio manager for Pierce, and Mitch Levine, managing partner of Pierce, share voting and dispositive power of the securities held by Pierce. Messrs. O’Neil and Levine disclaim beneficial ownership of the securities held by Pierce.

(5)
Yoav Roth, portfolio manager for Hudson Bay Fund, Sander Gerber and John Doscas share voting and dispositive power over the securities held by Hudson Bay Fund. Messrs. Roth, Gerber and Doscas disclaim beneficial ownership of the securities held by Hudson Bay Fund.

(6)
Yoav Roth, portfolio manager for Hudson Bay Overseas Fund, Sander Gerber and John Doscas share voting and dispositive power over the securities held by Hudson Bay Overseas Fund. Messrs. Roth, Gerber and Doscas disclaim beneficial ownership of the securities held by Hudson Bay Overseas Fund.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material agreement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If the selling stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements of Telkonet incorporated by reference in this prospectus from our Form 10-K for the year ended December 31, 2006 have been audited by Russell Bedford Stefanou Mirchandani LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

An opinion has been rendered by the law firm of Baker & Hostetler LLP to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares of our common stock offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended December 31, 2006 (filed on March 16, 2007);

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2006 (filed on May 10, 2006), June 30, 2006 (filed on August 9, 2006) and September 30, 2006 (filed on November 9, 2006);

•
Current Reports on Form 8-K filed on January 24, 2006, February 2, 2006, April 12, 2006, June 6, 2006, August 16, 2006, September 6, 2006, February 5, 2007, February 9, 2007, February 21, 2007, March 2, 2007, March 15, 2007 and March 19, 2007;

•	Definitive Proxy Statement on Schedule 14A, filed on November 3, 2006; and

•	The description of our common stock contained in our registration statement on Form 10-SB, filed on September 13, 1999.

All documents we file with the SEC from the date of this prospectus until all of the shares offered under this prospectus are sold, shall also be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(240) 912-1800

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549 and at the SEC’s Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated March 19, 2007. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the registrant pursuant to applicable state law, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$1,956
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$10,000
Printing Fees and Expenses	$2,000
Miscellaneous	$1,000
Total	$24,956

Item 15. Indemnification of Directors and Officers.

Reference is made to Section 16-10a-902 of the Utah Business Corporation Act, which enables a corporation to indemnify an individual made a party to a proceeding because he is or was a director of Telkonet if (i) his conduct was in good faith, (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. The Utah Business Corporation Act also permits Telkonet to purchase insurance on behalf of any person that is or was a director, officer, employee, fiduciary or agent of Telkonet. Telkonet’s amended and restated articles of incorporation provide in effect for the elimination of the personal liability of Telkonet’s directors and for the indemnification by Telkonet of each director and officer of Telkonet, in each case, to the fullest extent permitted by applicable law. Telkonet purchases and maintains insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Telkonet against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Telkonet would have the power or the obligation to indemnify him or her against such liability under the provisions of Telkonet’s amended and restated articles of incorporation.

Item 16. Exhibits.

Exhibit Number	Description of Exhibits
4	Form of Warrant to Purchase Common Stock (incorporated by reference to our Current Report on Form 8-K filed on February 5, 2007)

5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered*

10.1
Securities Purchase Agreement, dated February 1, 2007, by and among Telkonet, Inc., Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Ena, Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd. (incorporated by reference to our Current Report on Form 8-K filed on February 5, 2007)

10.2
Registration Rights Agreement, dated February 1, 2007, by and among Telkonet, Inc., Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, Ena, Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd. (incorporated by reference to our Current Report on Form 8-K filed on February 5, 2007)

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*
_____________
* previously filed

Item 17. Undertakings

(a)    The undersigned registrant hereby undertakes:

 (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or that is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

   (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Telkonet, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 19th day of March, 2007.

TELKONET, INC.
By:	/s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen L. Sadle and Ronald W. Pickett, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 19, 2007 by the following persons in the capacities indicated below.
Signature	Title

/s/ Stephen L. Sadle	Senior Vice President and Director
Stephen L. Sadle

/s/ Ronald W. Pickett	President, Chief Executive Officer and Director
Ronald W. Pickett	(Principal Executive Officer)

/s/ Richard J. Leimbach	Vice President Finance
Richard J. Leimbach	(Principal Financial Officer and Principal Accounting Officer)

/s/ Warren V. Musser	Chairman of the Board of Directors
Warren V. Musser

/s/ Thomas M. Hall	Director
Thomas M. Hall

/s/ Thomas C. Lynch	Director
Thomas C. Lynch

/s/ James L. Peeler	Director
James L. Peeler

/s/ Seth Blumenfeld	Director
Seth Blumenfeld

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
4	Form of Warrant to Purchase Common Stock (incorporated by reference to our Current Report on Form 8-K filed on February 5, 2007)

5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered*

10.1
Securities Purchase Agreement, dated February 1, 2007, by and among Telkonet, Inc., Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Ena, Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd. (incorporated by reference to our Current Report on Form 8-K filed on February 5, 2007)

10.2
Registration Rights Agreement, dated February 1, 2007, by and among Telkonet, Inc., Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Ena, Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd. (incorporated by reference to our Current Report on Form 8-K filed on February 5, 2007)

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*
_____________
* previously filed